UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 16, 2015

SBT Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

000-51832	20-4346972
(Commission File Number)	(IRS Employer Identification No.)

86 Hopmeadow Street, P.O. Box 248, Simsbury, CT	06070
(Address of Principal Executive Offices)	(Zip Code)

(860) 408-5493
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)        Not applicable.

(b)        Effective November 16, 2015, George B. Odlum, Jr. retired as a Class II director due to his attainment of the mandatory retirement age for service as a director of SBT Bancorp, Inc. (the “Company”).

(c)        Not applicable.

(d)        On November 18, 2015, the Board of Directors of the Company (the “Board”) elected Peter C. Pabich to the Board as a Class II director to fill the vacancy created by the retirement of George B. Odlum, Jr. as a Class II director effective November 16, 2015.  Mr. Pabich currently serves as a director on the Board of Directors of the Company’s primary operating subsidiary, The Simsbury Bank & Trust Company, Inc. (the “Bank”), a position that he will retain.  There was no arrangement or understanding between Mr. Pabich and any other persons pursuant to which Mr. Pabich was elected as a director.  At this time, Mr. Pabich has been named to the Audit & Compliance and Corporate Governance committees of the Board.

   Mr. Pabich has been a director of the Bank since April 2015.  He is a partner and Certified Financial PlannerTM with APW Wealth Advisors, LLC, a position he has held since 2005.

   As a non-employee director, Mr. Pabich will be entitled to compensation for his service as a director at the same rates as other non-employee directors.  Since March 1, 2013, those rates were as follows: (1) an annual retainer of $6,000 for non-employee directors; (2) an annual retainer of $8,000 for the chairman of the board; (3) $500 for each Board meeting attended in person; and (4) $300 for each standing committee meeting attended in person.

(e)        Not applicable.

(f)         Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBT BANCORP, INC.

		By:	/s/ Martin J. Geitz
		Name:	Martin J. Geitz
		Title:	President & Chief Executive Officer

Dated:	November 20, 2015